Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-162892 on Form S-4 of our report dated June 10, 2009, except with respect to the effects of Note 24, as to which the date is August 7, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated August 7, 2009. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

November 30, 2009